Exhibit 21-1

        MCN CORPORATION: MCN Corporation (MCN or the Corporation) is a diversified natural gas holding company. MCN is organized under the laws of the state of Michigan and has its principal executive offices at 500 Griswold Street, Detroit, Michigan 48226. The Corporation owns directly all of the outstanding common stock of Michigan Consolidated Gas Company (MichCon), Citizens Gas Fuel Company (Citizens), and MCN Investment Corporation (MCNIC). MCN's major business segments are Gas Distribution and, within Diversified Energy, Gas Services and Computer Operations Services. Except where otherwise indicated, the companies set forth below are Michigan corporations located at 500 Griswold Street, Detroit, Michigan 48226.


                               GAS DISTRIBUTION

        Gas Distribution, through the following subsidiaries, operates the largest natural gas distribution and intrastate transmission system in Michigan and one of the largest in the United States.

A. MICHIGAN CONSOLIDATED GAS COMPANY: MichCon is a public utility engaged in the distribution and transmission of natural gas in the state of Michigan. MichCon was organized in 1898 and, with its predecessors, has been in business for nearly 150 years. MichCon serves 1.2 million residential, commercial and industrial customers in the Detroit, Grand Rapids, Ann Arbor, Traverse City and Muskegon metropolitan areas and in various other communities throughout the state of Michigan. MichCon conducts substantially all of its business in the state of Michigan and is subject to the jurisdiction of the Michigan Public Service Commission (MPSC) as to various phases of its operations, including gas sales rates, service, and accounting. Except where otherwise indicated, the companies set forth below are wholly owned subsidiaries of MichCon.

        1. Michigan Consolidated Homes Limited Dividend Housing Corporation, a Delaware corporation, operates a 130-unit, low and moderate income housing project in Detroit, Michigan.

        2. MichCon Development Corporation, through its various partnership arrangements, is engaged in the design, construction and management of Harbortown, a residential and small commercial development constructed on a 50 acre parcel along the Detroit River in Detroit, Michigan.

        3. Blue Lake Holdings, Inc., holds a 50% interest in a partnership that has converted a depleted natural gas field in northern Michigan into a 46 Bcf natural gas storage field which it now operates. MichCon owns 50% of Blue Lake Holdings, Inc., the other half is owned by Storage Development Company, a subsidiary of MCNIC.

        4. G-T Energy Concepts, Inc., developed a natural gas torch and the related fueling modules which are adapted for use in metal cutting, brazing and soldering. These fueling modules utilize the patented adsorbed natural gas technology described below.

        5. Fuel Concepts, Inc., is involved in the development and commercialization of low pressure natural gas storage and related technologies. These research and development efforts have pioneered and patented an adsorbed natural gas technology which allows natural gas to be stored at one-sixth to one-tenth the pressure of conventional methods.

        6. MichCon Fuel Services Company was formed in 1995 to market natural gas as a vehicular fuel.

        7. MichCon Pipeline Company was formed in 1995 and, through the subsidiaries below, is engaged in pipeline projects.

               a.     MichCon Gathering Company
               b. Saginaw Bay Pipeline Company (transferred from MCNIC on January 1, 1996)
               c. Saginaw Bay Lateral Company (transferred from MCNIC on January 1, 1996)

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               d.     Westside Pipeline Company (transferred from MCNIC on
                      January 1, 1996)


B. CITIZENS GAS FUEL COMPANY: Citizens is a public utility engaged in the distribution and transmission of natural gas. Citizens was organized in 1951 and, with its predecessors, has been in business for over 135 years. Citizens serves approximately 13,000 residential, commercial and industrial customers in and around Adrian, Michigan. Citizens' principal executive offices are located at 127 N. Main Street, Adrian, Michigan 49221. Citizens conducts all of its business in the state of Michigan and its rates are set by the Adrian Gas Rate Commission. Other various phases of its operations are subject to the jurisdiction of the MPSC.


C. SOUTHERN MISSOURI GAS COMPANY: During 1995, MCN agreed to acquire a 47.5% interest in a partnership formed to construct, own and operate a natural gas transmission and distribution system located in Southern Missouri. The agreement is subject to MCN obtaining authorization from the SEC for the acquisition under Section 9(a)(2) of PUHCA of 1935. On October 30, 1995 MCN filed a Form U-1 seeking such authorization.

                              DIVERSIFIED ENERGY

D. MCN INVESTMENT CORPORATION: MCNIC, organized in 1986, is the holding company for MCN's various diversified services subsidiaries. MCNIC's major business segments are Gas Services and Computer Operations Services. Except where otherwise indicated, the companies set forth below are wholly owned subsidiaries of MCNIC.

                                 Gas Services

               The Gas Services segment is an integrated energy group with investments in the following businesses: Exploration and Production, Gas Gathering and Processing, Gas Storage, and Gas Marketing and Cogeneration.

        Exploration & Production

              1. Supply Development Group, Inc., through the subsidiaries listed below, is engaged in natural gas and oil exploration, development and production primarily in Michigan, Ohio, and the Appalachian, Midcontinent and Gulf Coast areas of the U.S.

                      a.     Elmira Antrim Company
                      b.     Green River Antrim Company
                      c.     Warner Antrim Company
                      d.     Green Oak Development Company
                      e.     MGS Development Company
                      f.     Southwest Gas Supply, Inc.
                      g.     Geotrend Exploration, Inc.
                      h.     Huron Energy Company
                      i.     CoEnergy MidContinent, Inc.
                      j.     CoEnergy Anadarko, Inc.
                      k.     P'Bell Energy Corporation
                      l.     CoEnergy Operating Company
                      m. CoEnergy Canadian Exploration, Inc. (a New Brunswick corporation)
                      n.     Petro Ventures Exploration Company
                      o.     CoEnergy Rockies, Inc.
                      p.     CoEnergy Central Exploration, Inc.
                      q.     CoEnergy Enhanced Production, Inc.
                      r.     Oakwood Gathering, Inc. (a Delaware corporation)

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                      s.     Reid Holdings, Inc. (a Delaware corporation)
                             i.  Appalachian Methane,  Inc.,  a Delaware
                                 corporation, holds a 50% interest
                                 in Buchanan Production Co., a Virginia
                                 general partnership.
                             ii. Appalachian  Operators, Inc., a Delaware
                                 corporation, holds a 50% interest
                                 in Buchanan Production Co., a Virginia
                                 general partnership.

        Gas Gathering and Processing

               MCNIC's Gas Gathering and Processing businesses are involved in ventures that transport natural gas from producing fields to processing plants and/or markets. This business also includes plants which process natural gas to remove CO2 in order to meet market specifications.

               2. Saginaw Bay Pipeline Company is the 66% general partner in a partnership that operates a 126-mile pipeline which transports natural gas and natural gas liquids from reserves in east-central Michigan to natural gas processing plants in northern Michigan. On January 1, 1996 Saginaw Bay Pipeline Company was transferred from MCNIC to MichCon.

               3. Saginaw Bay Lateral Company is the 46% general partner in a partnership which owns and operates lateral pipelines interconnecting with the 126-mile pipeline previously described. On January 1, 1996 Saginaw Bay Lateral Company was transferred from MCNIC to MichCon.

               4. Westside Pipeline Company owns and operates a 6 mile pipeline which provides transportation services to Citizens. In addition, Westside Pipeline Company invests in various pipeline and processing plants through equity interests in the companies listed below.

                      a. Jordan Valley Limited Partnership (82.62% interest)
                      b. Warner Treating Limited Liability Company (95% interest)
                      c.     Terra Westside Processing Company (85% interest)

                      On January 1, 1996 Westside Pipeline Company transferred its interests in Warner Treating Limited Liability Company and Terra Westside Processing Company to Otsego Holdings, Inc. In addition, Westside Pipeline Company transferred its 6 mile pipeline to Otsego Holdings, Inc. Westside Pipeline Company was then transferred from MCNIC to MichCon.

               5. Pipeline & Processing Group, Inc. was formed in 1995 and engages in pipeline and processing projects through the following subsidiaries and partnership.

                      a.     CoEnergy Offshore Pipeline & Processing Company
                      b.     Otsego Holdings, Inc.
                             i.     CoEnergy CSG
                             ii.    Bagley Processing Company (47%
                                    partnership interest)
                             iii.   Warner Treating  Limited  Liability
                                    Company (95% interest transferred
                                    from Westside Pipeline Company on
                                    January 1, 1996)
                             iv. Terra Westside Processing Company (85% interest transferred from
                                    Westside Pipeline Company on
                                    January 1, 1996)

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        Gas Storage

               6. Storage Development Company, through joint ventures and strategic partnerships, develops and provides gas storage services to affiliated marketing companies, other gas utilities, pipeline companies and large-volume gas users.

                      a. South Romeo Gas Storage Company, a Michigan partnership in which Storage Development Company has a 50% interest, owns and operates a 10 Bcf storage field in southeastern Michigan which provides storage services to MCNIC's Gas Marketing and Cogeneration operations.

                      b. W-10 Holdings, Inc., holds a 50% interest in a partnership that intends to develop and operate a 42 Bcf storage field in southeastern Michigan.

                      c. Blue Lake Holdings, Inc. (See description under Gas Distribution - MichCon)

                      d. The Orchards Golf Limited Partnership, a Michigan partnership in which Storage Development Company has a 50% interest, developed, owns and operates a residential community and golf course on 520 acres of land above the South Romeo gas storage field in southeastern Michigan.


        Gas Marketing and Cogeneration

               MCN's Gas Marketing and Cogeneration businesses pursue gas-related opportunities throughout the United States and Canada, including marketing natural gas to utilities and other large-volume customers and investing in natural gas cogeneration related projects.

               7. CoEnergy Trading Company is engaged in the purchase and sale of natural gas to large-volume gas users and gas and electric utilities in Michigan, the Midwest, the eastern United States and Canada. CoEnergy Trading Company holds a 50% interest in U.S. CoEnergy Services, a Wisconsin general partnership.

               8. CoEnergy Canadian Holdings, Ltd., a New Brunswick corporation located at Brunswick House, 10th Floor, 44 Chipman Hill, Saint John, New Brunswick E2L 4S6, was formed to market and sell natural gas in Canada and the northeastern United States.

               9. CoEnergy Supply Company engages in the purchase and sale of natural gas, a portion of which is produced by the Supply Development Group, Inc., an affiliate.

               10. Cogen Development Company pursues cogeneration related opportunities throughout the United States and Canada.

                      a. CDC Ada, Inc., is a 99% limited partner in a venture which owns and operates a 30 megawatt natural gas-fueled cogeneration facility in western Michigan.

                      b. Ludington Cogeneration Co. is the 1% general partner in a joint venture that built and operates a 123 megawatt natural gas-fueled cogeneration plant in western Michigan.

                      c. Ludington Cogeneration Holdings, Ltd. is a 49% limited partner in the 123 megawatt cogeneration plant mentioned above.


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                           Computer Operations Services

               The Genix Group and its subsidiaries make up the largest Michigan based computer operations management firm and one of the top ten in the United States.

               11. The Genix Group, Inc., through the subsidiaries listed below, provides computer operations management, data processing, network design and management, large-scale electronic printing and mailing and business process solution services to more than a dozen industries in 23 states.

                      a.     Genix   Corporation, a  Delaware corporation,
                             located in Pittsburgh, Pennsylvania.
                      b. MCN Computer Services, Inc., located in Dearborn, Michigan.
                      c.     The Genix Group, Ltd., located in London,
                             England.

                              Gas Technology

               MCN's Gas Technology businesses, which also includes G-T Energy Concepts, Inc. and Fuel Concepts, Inc. under Gas Distribution, research and develop innovative applications for natural gas in pressurized combustion technologies and as a fuel for vehicles and other applications.

               12. Combustion Concepts, Inc., is engaged in the development of pressurized combustion technologies which provides increased fuel efficiency, heat uniformity and compactness of equipment.

                                             Other

               13. Bridgewater Holdings, Inc., is a 33-1/3% limited partner in a 17-story commercial real estate complex located in Grand Rapids, Michigan.


E. MCN MICHIGAN LIMITED PARTNERSHIP (MCN Michigan): MCN is the 1% general partner in MCN Michigan, a Michigan limited partnership. MCN Michigan exists for the sole purpose of issuing its limited partnership interests to the public in the form of preferred securities and investing the proceeds thereof in debt securities of MCN.


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